DAC ACQUISITION LLC
600 Broadway
Lynbrook, New York 11593

                        August 19, 2021

VIA EMAIL

Mr. Jay McKnight, Jr.
Chief Executive Officer

Mr. Kerry Massey
Chief Financial Officer
Diversicare Healthcare Services, Inc.
1621 Galleria Boulevard
Brentwood, Tennessee 37207

Dear Jay and Kerry,

    I refer to our continuing discussions and our recent meeting in Nashville. DAC Acquisition LLC and affiliates are interested in acquiring all of the outstanding common stock of Diversicare Healthcare Services Inc. at a purchase price of $10.10 per share.

    In connection with the transaction, we are prepared to negotiate and enter into a Merger Agreement with Diversicare, containing customary terms and conditions, representation, warranties and covenants. Our offer is subject to satisfactory results of our due diligence, delivery of any necessary third-party consents and approvals (including shareholder approval) and provided that no material adverse event occurs prior to the closing.

    We have the financial resources to consummate this transaction. We believe that our offer provides a fair value to existing shareholders. We anticipate allowing current management to operate the business and providing current management with necessary financial incentives.

    I would appreciate you bringing this to the attention of your Board at the earliest opportunity.

                                Very truly yours,

                                /s/

                                EPHRAM LAHASKY
                                Manager
cc: Samuel M. Krieger, Esq.